Exhibit 10.35
SPLIT-DOLLAR INSURANCE AGREEMENT
(Collateral Assignment)
          THIS AGREEMENT is entered into this 1st day of January, 2000, effective as of January 1, 2000, by and between GM Offshore, Inc., a Delaware corporation, hereinafter call “the Company,” and Bruce A. Streeter hereinafter call “Employee.”
          WHEREAS, Employee, is a valued employee of the Company and the Company wishes to retain him in its employ, and
          WHEREAS, the Company, as an inducement to such continued employment, previously provided the Employee with a split-dollar life insurance plan intended to assist him with his personal life insurance, and,
          WHEREAS, the parties now desire to document and memorialize the parties’ existing split-dollar life insurance plan and incorporate same into this Agreement, which shall supersede the prior agreement of the parties.
          NOW THEREFORE, the Company and Employee agree as follows:
          1. The life insurance policy with which this agreement deals is Policy Number 11-604-649, having a policy date of November 29, 1990 (hereinafter called the “Policy”) issued by the Northwestern Mutual Life Insurance Company (hereinafter called “Insurer”) on the life of Employee. Employee is and shall remain sole owner of the Policy.
          2. The entire premium on the Policy has been and shall continue to be paid by the Company as it becomes due.
          3. The Policy may, at the Company’s discretion, provide a waiver of premium for disability benefit. If it does so provide, the cost shall be borne by the Company and the Company shall remit that amount to the Insurer when due.
          4. Dividends payable on the Policy shall be used to purchase additional paid-up insurance protection.
          5. To secure the premiums paid by the Employer pursuant to paragraph 2 above (including all premiums on the Policy previously paid and all premiums to be paid pursuant to this Agreement), Employee has executed and filed with the Insurer a collateral assignment of the Policy. Employee agrees that the collateral assignment agreement shall remain in effect during the term of this Agreement, failing which the Company shall have no obligation to make the premium payments on the Policy. The Company’s interest in the Policy shall not exceed the total amount of premiums paid by it on the Policy.

          6. In the event the Policy becomes claim by reason of Employee’s death, the Company shall have an interest in the proceeds of the Policy equal to the total value of the premiums paid on the Policy under paragraph 2 of this Agreement, less any policy indebtedness to the Insurer. The balance, if any, of the proceeds of the Policy shall be paid directly by the Insurer to the beneficiary designated by the Employee.
          7. This Agreement may be terminated, subject to the provisions of paragraphs 8, 9 and 10 below, by Employee, with or without the consent of the Company, by giving notice in writing to the Company. This Agreement may be terminated by the Company, subject to the provisions of paragraphs 8, 9 and 10 below, at any time with the written consent of Employee or, without the consent of Employee, for cause as hereafter defined. Termination shall be effective three (3) days following the date of giving of notice of such termination. For purposes of this agreement, “cause” means: a breach by Employee of one or more of his duties to the Company, which breach is material to the purposes of business of the Company; gross neglect by Employee of his duties or obligations to the Company which results in substantial damage to the business or operations of the Company; the intentional infliction by employee of substantial damage to the business or operations of the Company; Employee’s conviction of a federal or state felony offense or his conviction of any other criminal offense that would impair his ability to perform his duties hereunder or would impair the Company; and Employee’s commission of a willful serious act, such as fraud, embezzlement or theft against the Company. For purposes of this definition of “cause,” the Company shall be deemed to include the Company, its parent and any subsidiary or affiliate of the Company and its parent by which employee may be employed. Notwithstanding anything herein to the contrary, in the event this agreement is terminated by the Company for cause, the termination shall become effective upon the giving of notice of the termination in writing by the Company to Employee specifying the cause on which the termination is based.
          8. In the event of termination of this agreement as provided above, the Company shall no longer be obligated to make payments of the premiums on the policy, effectively immediately upon such termination, and Employee shall have the right and option for a period of 90 days after the date of termination to purchase from the Company all interest of the Company in the Policy upon payment to the Company within that time of an amount equal to the premiums paid by the Company on the Policy under paragraph 2 of this Agreement, less any policy indebtedness to the Insurer or other indebtedness secured by the cash value of the Policy. If Employee exercises such right and option to purchase, the Company shall execute all necessary documents required by the Insurer to effect a release of interest, or absolute assignment of the Policy by the Company to Employee. Notwithstanding anything contained herein to the contrary, except for the price due upon purchase of the Company’s interest by Employee, should Employee so elect, Employee shall not be personally obligated to repay any portion of the premiums on the Policy paid by the Company, but the Company shall retain in full its right to repayment of the premiums paid by it, it being understood and agreed that Company’s repayment shall come solely out of the proceeds of the Policy as herein provided.
          9. If Employee fails to exercise his right and option granted in paragraph 8 and to repay to the Company, to the extent required, the amounts specified in that paragraph within 90 days of the date of termination of the agreement pursuant to the provisions of paragraph 7 above, the

Company shall have the right, at its sole option, to exercise the rights provided in the collateral assignment granted pursuant to paragraph 5 to cause the Policy cash value to be paid to Company or to cancel the policy and receive the cash value thereof, up to the full amount of the premiums paid by the Company pursuant to paragraph 2, less any policy or other indebtedness secured by the cash value of the Policy; Employee shall execute any and all instruments that may be required to allow the Company to exercise those rights.
          10. Any payments under the Policy to the Company in connection with the rights granted to the Company in the collateral assignment referred to in paragraph 5 shall first be made from Policy cash value attributable to the paid-up additional life insurance purchased by the dividends on the Policy. Employee shall have no interest in the paid-up additional life insurance protection except to the extent the death benefit or cash value thereof exceeds the total of the premiums on the Policy paid by the Company.
          11. Employee shall have the right to assign any part or all of employee’s retained interest in the Policy and this Agreement to any person, entity or trust by execution of a written assignment delivered to the Company and to the Insurer.
          12. The Company and Employee can mutually agree to amend this agreement and such amendment shall be in writing and signed by the Company and Employee in order to have legal effect.
          13. This agreement shall bind and inure to the benefit of the Company and its successors and assigns; Employee and his heirs, executors, administrators and assigns; and any beneficiary of the Policy.
          14. In the event of any conflict between a provision of this Agreement and any provision or provisions of any employment agreement or supplemental income plan between the Company and Employee, this agreement shall control, unless the parties expressly declare otherwise in the employment agreement or plan.
          15. Any notice which either party mayor is required to give hereunder shall be given in writing to the other party, each at the address set forth below, or at such other address as may be designated in writing by the party from time to time in a notice given pursuant to this paragraph, by (a) certified or registered mail, return receipt requested, postage prepaid, in which event notice shall be deemed given upon deposit in the United States Mail or (b) in the case of a notice to the Company, hand delivery to the representative of the Company designated below or such other representative as may be designated in writing by the Company from time to time in a notice given pursuant to this paragraph, or, in the case of a notice to Employee, hand delivery to Employee, in either of which cases notice shall be deemed given upon delivery. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given, shall be nevertheless effective notice for all purposes under this agreement.

If to Company:	GM Offshore, Inc.
Attn.: Chairman of the Board
5 Post Oak Park, Suite 1170

Houston, Texas 77027

If to Employee:	Bruce A. Streeter
108 Hanover Square
Lafayette, Louisiana 70508
          16 This Agreement is intended to constitute the complete agreement of the parties and to integrate all agreements and understandings with regard to its subject matter, and replaces and supersedes all prior verbal and written agreements, understandings, promises or representations with regard to its subject matter.
          17. The following provisions are part of this agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974:
(a) The Plan: This agreement.
(b) The named fiduciary: The Company.
(b) The funding policy under this Plan is that all premiums on the Policy be remitted to the Insurer when due.
(c) Direct payment by the Insurer is the basis of payment of benefits under this Plan, with those benefits in turn being based on the payment of premiums as provided in the Plan.
(d) For claims procedure purposes, the “Claims Manager” shall be the Company’s Chairman of the Board provided he or she is not the Employee, in which event, it shall be the President or a Vice President who is not the Employee.
(1) If for any reason a claim for benefits under this Plan is denied by the Company, the Claims Manager shall deliver to the claimant a written explanation setting for the specific reasons for the denial, pertinent references to the Plan section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:
(i) The claimant’s claim shall be deemed filed when presented orally or in writing to the Claims Manager.
(ii) The Claims Manager’s explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.
(2) The claimant shall have 60 days following his receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

(3) The Claims Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant’s request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.
(4) Factual determinations and interpretations of the Plan and its terms by the Claims Manager shall be subject to de novo review by a court of competent jurisdiction, in accordance with applicable law, and the Claims Manager shall not be deemed to have discretion in interpreting the Plan.
          18. This Agreement shall be governed by the laws of the United States of American, and to the extent state law is applicable, by the laws of the State of Louisiana.
          IN WITNESS WHEREOF the parties have signed this agreement.
In the presence of

GM Offshore, Inc.

/s/ Edward A. Guthrie, Jr.
Edward A. Guthrie, Jr.

/s/ Bruce A. Streeter
Bruce A. Streeter